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                                                                      EXHIBIT 99


                                  [LETTERHEAD]

FOR IMMEDIATE RELEASE
JUNE 11, 1997

                       COMPANY ANNOUNCES PERSONNEL CHANGES

Spencer, Iowa, June 11, 1997 - Great Lakes Aviation announced the appointment of Mr. Jeffery L. Redlin as the Director of Maintenance, the most senior maintenance position as required by the Federal Aviation Administration. Mr. Redlin has had 16 years experience in airline maintenance including positions at Continental Express Airlines, Mahalo Air, Maverick Airways and InterAir in Zimbabwe, Africa.

Mr. Chester H. Hooper has been appointed Director of Cost Control and Quality Assurance Oversight. Formerly, Mr. Hooper had been with the company during the period July, 1994, through July, 1995, as the Executive Vice President of Operations.

A.L. Maxson has announced that he would not accompany the relocation of Great Lakes Aviation, Ltd.'s administrative office from Minneapolis, Minnesota to Spencer, Iowa. Mr. Maxson expects to resign as the company's Executive Vice President of Finance, Chief Financial Officer and as a Director of the Company at the completion of that move on or about July 1, 1997. Mr. Maxson will remain available as a consultant for an indefinite period subsequent to his resignation to assist with the orderly transition of the finance function to the Spencer location.